Exhibit 10.1

c/o Intertrust Services, Ltd.

190 Elgin Avenue

George Town

Cayman Islands

August 14, 2019

David T. Mitchell

Chairman of the Board of Directors

Re:	Amendment to Restricted Share Unit Awards

Dear Tom,

On August 18, 2016, you were granted a restricted share unit award covering 61,758 ordinary shares (“Shares”) of Fabrinet, a company formed under the laws of the Cayman Islands (“Fabrinet” or the “Company”), which is referred to herein as your 2016 RSU Award. On August 24, 2017, you were granted a restricted share unit award covering 69,885 Shares of Fabrinet, which is referred to herein as your 2017 RSU Award. Your 2016 RSU Award and your 2017 RSU Award were both granted under Fabrinet’s 2010 Performance Incentive Plan (the “Plan”) and restricted share unit award agreement thereunder (the “RSU Agreements”).

Pursuant to this letter agreement (the “Letter”), each of the RSU Agreements for your 2016 RSU Award and your 2017 RSU Award is hereby amended to provide that, notwithstanding Section 2 of the applicable RSU Agreement specifying the settlement of your 2016 RSU Award and your 2017 RSU Award in whole Shares, upon any vesting and settlement of your 2016 RSU Award and your 2017 RSU Award on or after the date hereof, 42% of the Shares otherwise issuable upon such vesting (rounded to the nearest whole Share) automatically will be settled in the form of cash, with the amount of cash payable for a Share equal to the last sales price in regular trading for a Share as furnished by the Financial Industry Regulatory Authority through the New York Stock Exchange on the date of vesting (or if such date is not a trading day with respect to the New York Stock Exchange, then the most recent trading day, as applicable).

Except as modified by this Letter, your RSU Agreements remain in full force and effect. This Letter, together with the RSU Agreements (to the extent not amended hereby), the Plan and that certain Separation Agreement and Release dated July 16, 2018, entered into between you and the Company, represent the entire agreement between you and the Company and will supersede any and all previous contracts, agreements or understandings between you and the Company with respect to your 2016 RSU Award and your 2017 RSU Award.

Please sign and return one copy of Letter to Colin Campbell, General Counsel, to acknowledge and agree to the amendment of your RSU Agreements pursuant to this Letter. This Letter will be governed by the laws of the State of California, with the exception of its conflict of laws provision.

Sincerely,

/s/ Frank Levinson

Frank Levinson, Chairman of the Compensation Committee

(duly authorized on behalf of the Board of Directors of Fabrinet)

ACKNOWLEDGED AND AGREED:

/s/ David T. Mitchell	Date: August 14, 2019

David T. Mitchell